Exhibit 2

ACQUISITION OF LLOYDS BANKING GROUP’S AUSTRALIAN BUSINESSES 11 OCTOBER 2013 Gail Kelly Chief Executive Officer Philip Coffey Chief Financial Officer

A value creating transaction Westpac has agreed to acquire selected assets of Lloyds Banking Group’s Australian businesses (Lloyds) Asset base1 of $8.4bn Meets Westpac’s strict M&A criteria Portfolio fits well within Westpac, building our capability and reach in key target segments Transaction is expected to be EPS positive in FY14 Given Westpac’s strong capital and funding position, the transaction will be financed from internal resources – no need for additional capital Consideration of $1.45bn, including a premium over NTA of around $260m Expected completion 31 December 2013 2 1 Assets based on Lloyds management accounts as at 31 July 2013. Amount will not be finalised until settlement, expected 31 December 2013. Westpac Group acquisition of Lloyds Banking Group’s Australian business | October 2013

Summary of assets1 to be acquired 3 Equipment finance Motor vehicle finance Corporate loan portfolio 1 All amounts based on Lloyds management accounts as at 31 July 2013. Numbers will not be finalised until settlement, expected 31 December 2013. 2 SME is small and medium enterprise businesses. Capital Finance Australia Limited (CFAL) BOS International Australia Limited (BOSI) $2.9bn in lease receivables – $1.9bn SME2 – $1.0bn corporate 62,000 corporate/business customers Low risk motor vehicle and machinery assets associated with waste management, mining, construction and transport industries $3.9bn in assets – $0.7bn dealer finance – $3.2bn personal car finance 343 motor dealer franchise relationships 151,000 consumer customers $1.6bn in corporate loans. Additional $1.1bn in undrawn facilities 28 corporate customers High quality portfolio with stressed assets sold previously Potential for transfer of up to $0.9bn of deposits Westpac Group acquisition of Lloyds Banking Group’s Australian businesses | October 2013

Good strategic fit within the Westpac Group Equipment finance Motor vehicle finance Corporate loan portfolio SME assets managed within St.George Corporate assets to be managed in WIB Adds operating lease capability to WIB Complementary to St.George auto finance portfolio Provides geographic diversity as Lloyds has more business in regional/rural areas relative to St.George Significant efficiency opportunity Assets to be transferred to WIB Westpac has relationship with approximately 80% of corporate customers and concentrations are manageable 4 Assets clearly aligned to Westpac target segments of SME and Corporate Grows customer base and enhances ability to deepen existing relationships through expanded operating lease capability Asset quality considered to be in line with similar Westpac assets Strong cultural alignment between Lloyds and Westpac Clear integration plans already in place Westpac Group acquisition of Lloyds Banking Group’s Australian businesses | October 2013

Financial implications 5 Consideration Acquisition price $1.45bn, net tangible assets $1.19bn, and premium of $0.26bn Total assets $8.4bn, risk weighted assets $9.1bn Additional cash consideration for derivatives mark to market Financial metrics Price to NTA 1.22x Is expected to be EPS accretive in FY14. If equity funding were necessary, the transaction is expected to be EPS accretive before the end of FY15 Immediately ROE neutral given utilisation of excess capital Transaction costs approximately $15m, integration costs estimated at around $130m Capital The proforma impact on common equity tier one capital ratio approximately 38bps Higher RWA 26bps, goodwill and other capital impacts 12bps Funding Funding of loan book (net of deposits/securitisation) requires refinance of Lloyds intercompany debt Will be satisfied from internal resources given continued strong deposit growth and higher liquid assets Acquisition includes $0.7bn in auto finance securitisation and potentially $0.9bn of corporate deposits Value generation Including synergies, the business is expected to add at least $100m to Westpac’s cash earnings in FY15 Meaningful synergies expected from removing cost duplication. Majority to be realised in first 12 months. Expected cost synergies of approximately $70m (pre tax), equivalent to 50% of acquired expense base Ability to deepen relationships with existing and acquired customers Capital benefits over time by applying Westpac’s Basel III methodologies to the standardised portfolio Other Have notified the Australian Competition and Consumer Commission (ACCC) of the transaction and are cooperating with ACCC’s informal merger review process Westpac believes this transaction does not substantially lessen competition Westpac Group acquisition of Lloyds Banking Group’s Australian businesses | October 2013

Valuation considerations

Valuation assumptions

- Cost $1.45bn, transaction costs $15m
- Integration costs $130m
- Cost of capital and discount rate of 11%, franking credits valued at 70%
- Value to Westpac principally assessed based on hypothetical full equity funding
- Financial impact presented on an actual basis with Westpac utilising current strong capital/funding position
- Stress tests across portfolio to consider various scenarios
- Transaction expected to add over $100m to Westpac cash earnings in FY15

Valuation models/outcomes

Earnings per share
- Assesses impact on Westpac EPS and period of dilution
- Expected to be positive in FY14

ROE
- Assesses impact on Westpac's return metrics
- Transaction is ROE neutral after goodwill

Dividend discount
- 10 year forecast period
- Internal rate of return >15%

Westpac Group acquisition of Lloyds Banking Group's Australian businesses | October 2013 6

Westpac GROUP

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a Cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac Interim 2013 Results (incorporating the requirements of Appendix 4D) for the half year ended 31 March 2013 available at www.westpac.com.au for details of the basis of preparation of Cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results may differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include those described in the section entitled ‘Risk factors' in Westpac’s Interim Financial Report for the half year ended 31 March 2013 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation, and do not intend, to update any forward-looking statements contained in this presentation. 7 Westpac Group acquisition of Lloyds Banking Group’s Australian businesses | October 2013